EXHIBIT 10.24

EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL RELEASE BETWEEN
VIA NET.WORKS, INC. AND MICHAEL J. SIMMONS

This Employment Separation Agreement and Mutual Release (the “Agreement”) is being entered into between VIA NET.WORKS, INC. (“VIA”) and Michael J. Simmons (the “Employee”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Employee (sometimes hereafter referred to as the “parties”) agree as follows:

1.    Termination of Employment and Payment.

(a)  Employee’s employment as President of VIA shall end on March 29, 2002 or the date on which either party terminates his employment, whichever is earlier (the “Separation Date”). On his Separation Date, Employee shall resign all of the offices and positions he holds with VIA (and/or its subsidiaries), including without limitation his position as President, and his employment with VIA (and/or its subsidiaries) shall end. To the extent that Employee holds any other offices or positions with VIA as of his Separation Date, Employee’s resignation on that date shall constitute a resignation from any such other offices or positions. Employee agrees to execute and deliver to VIA any formal written resignations reasonably requested by VIA to document the resignations described herein.

(b)  Employee shall be paid at his current base salary rate, together with any accrued but unused vacation, through the Separation Date. Such payments shall be in accordance with VIA’s usual payroll practices and policies and shall be less standard deductions for federal, state, and local taxes.

(c)  Employee shall be paid a bonus for 2001 equal to 22.5% of his 2001 annual base salary, as has been determined by VIA’s Compensation Committee. This payment, which shall be made when the other 2001 executive bonuses are paid by VIA, but in any event no later than March 29, 2002, shall be less standard deductions for federal, state, and local taxes as determined by VIA.

(d)  From and after the Separation Date, Employee shall not be eligible and is not eligible to participate in any VIA benefit plan, including, but not limited to, VIA-provided dental and medical insurance, the retirement and 401(k) plan, vacation leave, sick leave, long-term disability insurance, life insurance, or personal accident insurance. However, nothing in this Paragraph shall prevent Employee from participating in a COBRA continuation coverage program (and any similar state health care continuation coverage program).

(e)  Employee agrees that once all of the payments referred to in this Paragraph 1 of this Agreement have been made he shall have been paid all compensation due and owing to him under this Agreement and under any employment or other contract he has or may have had with VIA or from any other source of entitlement (provided that Employee may still receive the Severance Payment and Benefits described in Paragraph 3 if he satisfies the necessary conditions therein), including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, severance pay or other benefits.

2.    Mutual Release.

(a)  In consideration of the Severance Payment and Benefits described in Paragraph 3, Employee, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to his employment, the decision to terminate his employment, or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Employee is not waiving any claims under VIA’s 401(k) plan (or any successor to such plan) and is not waiving any claims under VIA’s health plan, stock option plan or other benefit plans. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Employee represents and warrants that he has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. Notwithstanding the provisions of this Paragraph 2(a), the parties agree that the foregoing release is not a release of Employee’s rights or claims under this Agreement, nor is it a release of any claims with respect to events that occur after the date that Employee signs this Agreement.

(b)  VIA, on behalf of itself and its affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns, hereby releases and forever discharges Employee, and any and all of his agents, heirs, executors, administrators, successors and assigns, other than current or former VIA employees, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which VIA has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to Employee’s employment or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended. VIA agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. VIA further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. VIA represents and warrants that it has not previously filed or joined in any such claims against Employee, and that it has not given or sold any portion of any claims released herein to anyone else, and that it will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. The parties acknowledge that nothing in this Paragraph shall prevent VIA from asserting any claims arising after the date this Agreement is executed, including but not limited to claims relating to the enforcement of this Agreement.

3.    Severance Payment and Benefits.    Provided that Employee signs and executes the General Release of Claims attached hereto as Attachment A no earlier than the day following his Separation Date, and the revocation period therein expires without the General Release of Claims being revoked, VIA shall provide Employee the following Severance Payment and Benefits:

(a)  ONE HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($125,000.00), which equals six months of Employee’s current base annual salary;

(b)  Provided that Employee elects continuing coverage in a VIA health and dental insurance plan as permitted under COBRA, FIVE THOUSAND FIVE HUNDRED AND SEVENTY-ONE DOLLARS AND FORTY-EIGHT CENTS ($5,571.48), which equals six months of premiums at the Employee’s current level of coverage;

(c)  Payment of Spencer Stuart Management Consultants to advise and assist Employee in obtaining a new position; provided, however that the costs of such services shall not exceed FIVE THOUSAND DOLLARS ($5,000.00);

(d)  A pro rata portion of his 2002 bonus based on the duration of his employment with VIA in 2002. For purposes of this Paragraph 3(d), the parties agree that Employee’s 2002 bonus amount shall be deemed to be FIFTY-SIX THOUSAND TWO HUNDRED FIFTY DOLLARS ($56,250.00). The pro rata portion of such 2002 bonus shall be determined by dividing the number of months in 2002 during which he is employed by VIA for at least twenty-eight (28) days by twelve (12);

(e)  Reimbursement of up to TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) of the expenses incurred by Employee in relocating to Virginia, including his travel and moving costs and the real estate commissions paid in selling his Virginia residence;

(f)  VIA will cause the Company-issued personal Sony lap-top computer used by Employee to be given to the Employee, provided that prior to transfer of such ownership VIA will be given reasonable access to the lap-top to retrieve its business information; and

(g)  With respect to stock options, Employee and VIA acknowledge that VIA granted Employee, under VIA’s 1998 Stock Option and Restricted Stock Plan (as amended), options to purchase a number of shares of common stock (“Option Grants”), in separate grant awards, of which a portion of such shares have vested. The parties agree that all unvested options issued pursuant to the Option Grants which were either granted during October 2001 or whose exercise price is less than the fair market value of VIA’s stock as of Employee’s Separation Date shall be deemed immediately and fully vested. The parties further agree that the exercise period for such options, as well as the exercise period for those options that had already vested prior to Employee’s Separation Date shall be extended through the date that is twelve (12) months from Employee’s Separation Date. The parties agree that all unvested options shall terminate effective immediately. The parties agree that the terms of this Paragraph 3(g) shall constitute amendments to any and all Incentive Stock Option Agreements (“ISO Agreements”) that have been previously agreed to by the parties and that, except as so amended, the terms and conditions of the ISO Agreements shall remain in full force and effect.

The parties acknowledge and agree that the Severance Payment and Benefits described in this Paragraph 3 shall not apply in the event that (i) Employee voluntarily terminates his employment prior to March 29, 2002, unless such voluntary termination follows a material breach of this Agreement by VIA which is not corrected within five (5) days after VIA receives written notice of such breach, or (ii) VIA discharges Employee for Cause.

As used herein, “Cause” shall mean (i) the commission of a felony or a crime involving moral turpitude; (ii) the substantial and repeated failure to perform the duties of the position held by Employee; (iii) gross negligence or willful misconduct with respect to VIA or any or its affiliates; (iv) a material breach of this Agreement by Employee, which is not corrected within five (5) days after Employee receives written notice of such breach; (v) the failure of Employee, within ten (10) days after receipt by Employee of written notice thereof from VIA, to comply with proper and lawful instructions of his supervisors, or to take, or fail to take, any action which does or may materially or adversely affect VIA’s business or operations; or (vi) harassment or discrimination against VIA’s employees, customers or vendors in violation of VIA’s policies.

The parties also acknowledge and agree that the payments described in Paragraphs 3(a), (b) and (d) shall be less standard deductions and withholdings for federal, state, and local taxes as determined by VIA. Any payments under Paragraphs 3(a), (b), (d) and (e) shall be delivered to Employee within five (5) days of the expiration of the revocation period set forth in the General Release of Claims attached hereto as Attachment A without the General Release of Claims being revoked.

4.    Non-Disclosure of This Agreement.

(a)  Employee agrees that from and after the date of his receipt of this Agreement and until VIA makes a public announcement regarding the termination of his employment (which VIA expects to occur in or about the middle of March 2002), he will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the fact of or date of the termination of his employment, or any other related information, provided that Employee may make disclosure hereunder (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by VIA; (ii) to his attorney(s) as may be necessary to secure advice concerning this Agreement; (iii) to prospective or new employers or search firms, but only to the extent necessary to communicate to prospective employers and search firms that he is seeking or accepting new employment; and (iv) to his family. Employee further agrees that prior to his disclosing such information (except disclosures required by law or legal process or as authorized in writing by VIA) he will inform his family members that they are bound by the limitations of this Paragraph 4(a). Employee agrees that any breach by him of this Paragraph 4(a) is grounds for VIA’s immediate termination of his employment for Cause.

(b)  Employee understands and acknowledges that Paragraph 4(a), subject to certain exceptions set forth in Paragraph 4(a), specifically prohibits him from disclosing any information relating to his termination of employment, including without limitation the fact of and date of his termination, to any current or former employee of VIA or its affiliates (other than VIA’s Chief Executive Officer) until VIA makes a public announcement. Employee agrees that he will use utmost diligence to ensure that current and former employees do not receive from him any information regarding his termination. Employee further agrees that any breach by him of this Paragraph 4(b) is grounds for VIA’s immediate termination of his employment for Cause. Employee understands that subsequent to VIA’s public announcement, except as provided in Paragraph 4(c), he shall remain bound by the provisions of Paragraph 4(c).

(c)  In addition to the above obligations, the parties agree that from and after the date of Employee’s receipt of this Agreement, they will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that Employee may make disclosure hereunder (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by VIA; (ii) to his tax advisor(s) as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorney(s) as may be necessary to secure advice concerning this Agreement; and (iv) to members of his family, and provided further that VIA may make disclosure (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by Employee; (ii) to the members of its Board of Directors, senior management team, and accounting and tax personnel; and (iii) as may be reasonably necessary to implement this Agreement. Employee agrees that prior to his disclosing such information (except disclosures required by law or legal process or as authorized in writing by VIA) he will inform the recipients that they are bound by the limitations of this Paragraph 4(c).

5.    Proprietary and/or Confidential Information.    Employee agrees that any sensitive, proprietary or confidential information or data relating to VIA or any of its affiliates, owners or members, including, without limitation, trade secrets, customer lists, customer contacts, customer relationships, VIA’s financial data, long range or short range plans, and other data and information of a competition-sensitive nature, or any confidential or proprietary information of others licensed to VIA, that he acquired while an employee or officer of VIA shall not be disclosed or used for Employee’s own purposes or in a manner detrimental to VIA’s interests. Employee agrees and hereby reaffirms his existing obligations under any and all confidentiality agreements that he has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement.

6.    Cooperation and Return of Information.    Employee agrees that prior to his Separation Date he will cooperate fully with VIA in providing information relating to the business of VIA and its affiliates. Further, in the event that Employee receives the Severance Payment and Benefits described in Paragraph 3, for a period of six months after his Separation Date, Employee agrees to provide cooperation and assistance to VIA in the transition of his duties and transfer of his knowledge relating to VIA, as may be reasonably requested by VIA from time to time. He further agrees to return to VIA within three (3) business days of his Separation Date the originals and all copies of all files, materials, documents and all other property belonging to or relating to the business of VIA and its affiliates, owners or members, including but not limited to his cellular and other telephones and passkeys to the suite and garage. Employee may retain only personal correspondence and notes relating to the duties and responsibilities of his employment and a lap-top computer as set forth in Paragraph 3 above.

7.    References; Public Statement.    Employee agrees to direct to VIA’s General Counsel any requests for employment references from VIA. VIA agrees that it will respond to such requests with a neutral reference containing Employee’s dates of employment, his position(s) and office(s), his primary responsibilities and a statement that he resigned his employment to pursue other business opportunities. The parties agree that any public announcement of Employee’s separation from employment shall be mutually agreed upon by the parties.

8.    Non-Disparagement.    Employee agrees that he will not make any disparaging statements regarding VIA, VIA’s affiliates, VIA’s business, or VIA’s employees, owners, members, agents, officers or directors to any person or entity, including but not limited to the media. VIA agrees that it will issue a memorandum or otherwise provide instruction to its Board of Directors and senior management team informing them that they should not make any disparaging statements regarding Employee.

9.    Indemnification.    VIA agrees to continue for the benefit of Employee the indemnification provided to directors and officers in VIA’s By-Laws, as such provision may be amended from time to time, together with the Indemnification Agreement dated April 4, 2001, provided that such indemnification shall only apply with respect to mistakes, acts and omissions of Employee that occurred while he was an employee, officer or director of VIA.

10.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns, and Employee’s heirs, executors and administrators.

11.    Entire Agreement; Amendment.    This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Employee has or may have with VIA and any other Agreement between Employee and VIA, including without limitation any VIA stock plan. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

12.    No Admission.    The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

13.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

14.    Waiver.    Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

15.    Further Assurances.    The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

16.    Assignment.    This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

17.    Notice.    All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand-delivered (including delivery by courier) or mailed by first-class, registered, or certified mail (return receipt requested, postage prepaid) to such party at the address set forth on the signature page hereof. Either party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

18.    Acknowledgment.    With respect to the general release in Paragraph 2 hereof, Employee agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that he has been given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period. Employee understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by William P. Flanagan, Esq., Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, no later than 11:59 p.m. on the seventh calendar day after the date by which Employee has signed this Agreement. Employee expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. The parties hereto recognize that Employee may elect to sign this Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Employee agrees that if he elects to do so he shall manifest such election by signing Attachment B hereto.

19.    Counterparts.    This Agreement may be executed in counterparts.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

MICHAEL J. SIMMONS	VIA NET.WORKS, INC. 12100 Sunset Hills Road, Suite 110 Reston, Virginia 20190 Attn: General Counsel

By:
Karl Maier Chief Executive Officer

Date:	Date:

Witness:	Witness:

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “General Release”) is being executed by Michael J. Simmons (the “Employee”) for and in consideration of the mutual promises contained herein and in the Employment Separation Agreement and Mutual Release (the “Agreement”) entered into between him and VIA NET.WORKS, INC. (“VIA”), and for other good and sufficient consideration, receipt of which is hereby acknowledged. Employee agrees as follows:

Employee, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to his employment, or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Employee is not waiving any benefits accrued under the terms of VIA’s 401(k) plan (or any successor plan) and is not waiving any claims under VIA’s health plan, stock option plan or other benefits plans. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Employee represents and warrants that he has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. Notwithstanding these provisions, the foregoing release is not a release of Employee’s rights or claims under his Employment Separation Agreement and Mutual Release, nor is it a release of any claim with respect to events that occur after the date that Employee signs this General Release of Claims.

Employee acknowledges that this is a General Release, and he agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that he has read and understands the foregoing General Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has had more than twenty-one (21) days within which to consider this General Release. Employee understands that he has seven days following his execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by William P. Flanagan, Esq., Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, no later than 11:59 p.m. on the seventh calendar day after the date by which Employee has signed this General Release. Employee expressly agrees that, in the event he revokes this General Release, the General Release shall be null and void and have no legal or binding effect whatsoever, and VIA shall not be obligated to pay him the Severance Payment and Benefits described in Paragraph 3 of the Agreement.

Date	Michael J. Simmons

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, Michael J. Simmons, understand that I have twenty-one (21) days within which to consider and execute the above Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before such 21-day period has expired.

Date	Michael J. Simmons

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